CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2012 with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2011 of American Realty Capital Trust III, Inc., which is incorporated by reference in this Current Report on Form 8-K of American Realty Capital Properties, Inc. We consent to the incorporation by reference in the Current Report on Form 8-K of the aforementioned report.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

January 8, 2013